Exhibit 10.2

EXCLUSIVE RIGHT OF FIRST REFUSAL AGREEMENT

This EXCLUSIVE RIGHT OF FIRST REFUSAL AGREEMENT (the “Agreement”) is entered into as of April 21, 2013 (the “Effective Date”), by and between CAR CHARGING, INC., a Delaware corporation, (“Company”), having its principal executive offices at 1691 Michigan Avenue, Suite 601, Miami Beach, FL 33139; and TIMOTHY MASON (“Mason”) and MARIANA GERZANYCH (“Gerzanych”), (collectively referred to as the “350 Members” or “Consultants”), having their principal executive offices at 26092 Cresta Verde, Mission Viejo, CA 92691 (Consultants and Company are collectively referred to herein as, the “Parties”).

WHEREAS, the Car Charging Group, Inc., Consultants, and other related entities have entered into an Equity Exchange Agreement (the “Exchange Agreement”), dated March 8, 2013, and attached hereto as Exhibit “A”, and which Exchange Agreement was amended and modified by an Addendum to Exchange Agreement dated April 21, 2013 (the “Exchange Addendum”) whereby the Company has agreed to transfer certain shares of its restricted Common Stock (the “Shares”) to Consultants in exchange for the acquisition of the membership interests of 350 Green, LLC (“350 Green”); and

WHEREAS, the Company and Consultants have agreed, that as a condition of closing the transaction contemplated by the Exchange Agreement (the “Closing”), the parties shall enter into this Agreement, whereby the Company shall be given a right of first refusal (the “First Right”), as described herein, to match the terms of any and all electric vehicle (“EV”) industry related business opportunities each a “Business Opportunity”) presented or afforded to Consultants for a period of twelve (12) months from the Effective Date; and

WHEREAS, should the Company after exercising its Right hereunder enter into a legally binding, written agreement with any parties (“Prospective Parties”) regarding a Business Opportunity introduced to the Company by Consultants, then after the Closing by the Company on such Business Opportunity, the Company shall compensate Consultants pursuant to the terms and conditions herein.

NOW, THEREFORE, in consideration of ten dollars ($10) and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.           Term. The term of this Agreement shall continue in full force and effect until the twelve (12) month anniversary of the Effective Date (the “Term”), provided, however, this Agreement may be terminated prior to the expiration of the Term on written notice by Consultants, if the Company fails to pay an amount due hereunder and such failure continues for seven (7) days after the Company’s receipt of written notice of non-payment.

1.1           Upon the expiration or termination of this Agreement, the Company shall pay to Consultants all earned, but unpaid and outstanding fees, through the date of termination or expiration of this Agreement.

2.           Independent Contractor Status.  The 350 Members’ relationship to the Company hereunder shall be that of independent contractors and nothing contained in this Agreement shall be construed to imply that Consultants or any of Consultants’ employees or agents are employee of Company for any purpose.  The 350 Members agree that at no time and in no way whatsoever will they lead any third parties to believe that they are working in conjunction with, or on behalf of the Company.  The 350 Members shall be solely responsible for withholding and/or payment of all payroll taxes, worker’s compensation, unemployment compensation, insurance-related benefits, vacation pay, holiday pay, costs, expenses and all such additional legal requirements that may be applicable to Consultants for any remuneration received hereunder.  The 350 Members shall have no right, power or authority to create any obligation, expressed or implied, or to make any representation on behalf of Company, except as may be expressly authorized from time to time by Company in writing and then only to the extent of such authorization.  Nothing herein is to imply an agency, joint venture or partnership relationship between the Parties.  Neither Mason nor Gerzanych shall at any time represent themselves to be a consultant to, agent of or otherwise affiliated with Company.

3.           Exclusive Right of First Refusal.  During the Term of this Agreement, the Company shall have the Right (an exclusive right of first refusal) to participate in any Business Opportunity whatsoever presented or afforded to Consultants during the Term.  In order to exercise such Right, the Company must accept the proposed Business Opportunity within fifteen (15) days (“Opportunity Period”) of the 350 Members’ notice of such Business Opportunity in writing to the Company.  If the Company has not entered into a legally binding, written agreement with a Prospective Party regarding the Business Opportunity within ninety (90) days of receipt of the 350 Members’ notice of the Business Opportunity, the 350 Members shall thereafter have the right to pursue such Business Opportunity independently or with another Person, provided, however, that the 350 Members shall not interfere in any way in the Company’s negotiation of such Business Opportunity with a Prospective Party and shall otherwise be required to act in good faith in all matters relating to the Company’s Right as to any Business Opportunity presented under this Agreement.  For the purposes of this Agreement, the term “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.  In the event that the Company enters into a legally binding, written agreement with a Prospective Party relating to Business Opportunity, the Company shall thereafter be entitled to deal, negotiate and enter into any subsequent contracts or agreements directly with such Prospective Party on all matters.

4.           Compensation.  Unless otherwise specified in writing by both Mason and Gerzanych, any and all fees payable to Consultants by the Company hereunder shall be paid fifty percent (50%) to Mason and fifty percent (50%) to Gerzanych.

4.1           Installation Referral Fees. During the Term of this Agreement, should Consultants bring any Business Opportunity relating to EV charging station installations to the Company, and should the Company thereafter exercise its Right and thereafter execute a contract with a Prospective Party introduced by Consultants to install EV charging stations on the Prospective Party’s property/properties, the Company shall pay Consultants a unit fee of $250 for the first unit installed at a Prospective Party’s location (the “Initial Fee”) and an additional unit fee of $125 for each unit installed at the same location (“Additional Unit Fee”).  The foregoing notwithstanding, in no event shall the Initial Fee exceed five percent (5%) of the of the unit purchase cost to the Company or its Affiliates, nor shall the Additional Unit Fee exceed ten percent (10%) of the unit purchase cost to the Company or its Affiliates.  In the event the foregoing fees exceed the applicable unit purchase cost, the fees shall be automatically reduced to the maximum percentage amounts set forth herein without the necessity of further action by any party. In the event that after having been offered a Business Opportunity to install a car charging station at a Prospective Party’s location Company decides not to exercise its Right hereunder, Consultants shall be free to offer the location to others and no fee shall be due from Company.

4.2           Installation Commission Payment.  During the Term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, Company shall pay to Consultant monthly commission payments equal to one percent (1%) of the Net Revenues generated by each charging station owned and/or operated by Company installed at a location introduced to the Company by Consultants after the Effective Date (“Commission Payments”).  Any Commission Payments made under this Section 4.2 shall be due for any subsequent charging station installations at a particular site and subsequent chargers installed for which the 350 Members receive an Initial Fee or an Additional Unit Fee pursuant to Section 4.1.  Such Commission Payments shall be payable on or before the last day of the month for which such payment applies.  For the purposes of this Agreement, “Net Revenues” shall mean the gross receipts generated by a charging station, less any and all fees paid by the Company for electricity, taxes and payment processing on such station.

4.3           Financing Commission Payment.  During the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, in the event the Company receives cash funding incentives, discounts, or in-kind contributions:  (i) through a grant prepared and submitted by Consultants; or (ii) through other business development introductions by Consultants, Consultants shall be entitled to receive a commission fee equal to five percent (5%) of the total cash or the value of the incentives, discounts, or in-kind contributions received by Company, including Market Development Fees from Nissan North America awarded to the Company after the Effective Date herein, which were brought to the Company by Consultants (“Financing Commission Payment”).  Such Financing Commission Payments shall be payable on or before the last day of the month for which such cash payment, incentive, discount, or in-kind contribution applies.  In the event Company does not receive cash, any applicable Financing Commission Payment shall be payable to the 350 Members in cash or seven and one-half percent (7.5%) of the transaction in restricted Company common stock, in the Company’s sole discretion.

4.4           Payments After Termination of Agreement.  As previously set forth herein, Company shall pay Consultants any Referral Fees, Commission Payments and Financing Commission Payments accruing from Business Opportunities signed after the Effective Date and prior to the expiration of this Agreement in accordance with the preceding Sections 4.1, 4.2 and 4.3 for five (5) years after the expiration of this Agreement.

4.5           Late Charge; Returned Checks.  If any payment due from the Company is not received by the 350 Members within five (5) calendar days after due date, or if a check is returned unpaid for any reason, Company shall pay the 350 Members an additional sum of eight percent (8%) per annum of the outstanding payment due as a late charge.

5.           Representations and Warranties.  The Parties’ execution and performance of this Agreement shall not constitute a breach or default under any contract, instrument or agreement to which Consultants or Company is a Party or by which Consultants or Company is bound and shall not violate or interfere with the rights of any other Party; Consultants’ services to be performed hereunder shall be of professional quality, conforming to generally accepted industry standards and practices for similar services and deliverables.

5.1           Non-Use/Non-Disclosure of Confidential Information.  In conjunction with any Business Opportunities presented under this Agreement, the Parties may receive Confidential Information from the other Party.  Except as required by this Agreement, the Parties shall not use or disclose to any third party any such Confidential Information and hereby agree to take all necessary steps to protect any Confidential Information with at least the same degree of care that Parties use to protect their own confidential and proprietary information of like kind, but not less than reasonable care.  The obligation of confidentiality hereunder shall not apply to information that:  (a) was already in the possession of the other Party without restriction on its use or disclosure prior to the receipt of the information; (b) is or becomes available to the general public through no act or fault of Parties; (c) is rightfully disclosed to Company or Consultants by a third party without restriction on its use or disclosure; or (d) is required to be disclosed pursuant to judicial or governmental decree or order; provided, that Parties are given prompt notice of and the opportunity to defend against disclosure pursuant to such decree or order.  The requirements of this Section 5 shall survive the termination of this Agreement for a period of two (2) years.  Upon expiry or termination of this Agreement, all Confidential Information shall be promptly delivered to the Parties. For the purposes of this Agreement, “Confidential Information” shall mean any software, design, specification, idea, concept, plan, copy, formula, drawing, procedure, business process, organizational data, customer or supplier lists, or other business or technical information that the Company or the Consultants holds confidential or considers proprietary whether oral, written or viewed by inspection.

6.           Non-Solicitation.  From the Effective Date hereof and continuing for a period of one (1) year from the date of expiration of this Agreement (but in no event less than two (2) years), Consultants agree not to hire, solicit, nor attempt to solicit for itself or any third party, directly or indirectly, any director, officer, employee, contractor or subcontractor of the Company without the prior written consent of the Company.

7.           Non-Disparagement.  None of the parties to this Agreement shall make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of any other party to this Agreement. This Section 7 shall survive the termination of this Agreement by five (5) years.

8.           Notices.  All notices, demands, requests or other communications which may be or are required to be given, served or sent by a Party pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if personally delivered (including by messenger or recognized delivery or overnight courier service) or on the date of receipt on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, delivered or addressed as set forth below:

If to Company:

Car Charging, Inc.
1691 Michigan Avenue, Suite 601
Miami Beach, FL 33139

With copy to:

The Bernstein Law Firm
Attn: Michael I. Bernstein, Esq.
1688 Meridian Avenue, Suite #418
Miami Beach, Florida 33139

If to Consultants:

Attn: Mariana Gerzanych
26092 Cresta Verde
Mission Viejo, CA 92691

9.           Counterparts/Copies.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and may be further executed by facsimile or electronic means (.pdf) and the same shall be given the same validity as an original instrument for all purposes.

10.         Law; Jurisdiction; Venue; Waiver of Jury Trial.  The law of the State of Florida shall govern this Agreement without regard to principles of conflicts of law. Any suit involving any dispute or matter arising under this Agreement may only be brought in State Court of New York, New York County or the United States District Court for the Southern District of New York, which Courts shall have jurisdiction over the subject matter of the dispute or matter. Consultants and Company irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  Consultants and Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against Consultants or Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of Consultants or Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.         Miscellaneous.  This Agreement and any Exhibits hereto embody the entire understanding between the Parties.  The terms of this Agreement shall take precedence over any conflicting or additional terms and conditions set forth in any attachment or amendment relating to the subject matter hereof.  Should any provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding.  Neither Party may assign, convey, encumber, or otherwise dispose of this Agreement or any rights or obligations hereunder without the prior express written consent of the other Party.

-Signature Page Follows-

IN WITNESS WHEREOF, the Parties hereto have caused this Right of First Refusal Agreement to be executed in the manner appropriate to each as of the day and year first above written.

CAR CHARGING, INC.

By: /s/ Michael D. Farkas
Name: Michael D. Farkas Title: Chief Executive Officer

CONSULTANTS

By: /s/ Mariana Gerzanych
Name: Mariana Gerzanych

By: /s/ Timothy Mason
Name: Timothy Mason

Exhibit A
Equity Exchange Agreement

Exhibit B
Secured Promissory Note